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                                                                    EXHIBIT 99.1





[LOGO]
[TCA CABLE TV LETTERHEAD]



                                          NEWS RELEASE
                                          FOR IMMEDIATE RELEASE: June 20, 1997
                                          CONTACT: Fred R. Nichols




                             TCA CABLE TV ANNOUNCES
                          PROMOTION OF RANDALL ROGERS



     [Tyler, Texas] -- The board of directors of TCA Cable TV, Inc. ("TCA") announced the promotion of Randall K. Rogers to senior vice president of TCA Cable TV, Inc. and executive vice president of TCA Management Company. In his new position, Mr. Rogers will become a member of the senior management team of TCA and will supervise all cable television operations. A Baylor University graduate, Mr. Rogers, age 37, has fourteen years of experience in cable television management, most recently as vice president - system operations for TCA's eastern and southern Texas regions. Mr. Rogers was elected to the board of directors in 1989.

     Mr. Rogers is the son of Robert M. Rogers, the founder, chairman, CEO and largest shareholder of TCA. Robert M. Rogers has faced a continuing battle against cancer.

     Randall Rogers and his family have lived in College Station, Texas for the last eight years where he was active in civic activities. Mr. Rogers will be relocating to the Tyler area.

     TCA Cable TV, Inc. presently owns or manages 64 cable television systems primarily in Texas, Louisiana and Arkansas, and also owns CableTime, the largest third party turnkey cable advertising provider in the U.S. The stock is publicly traded on the NASDAQ National Market under the symbol TCAT.

     [A photo of Mr. Rogers is available on our web site: www.tca-cable.com]





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